Exhibit 99.1

FOR IMMEDIATE RELEASE

GYRODYNE COMPANY OF AMERICA, INC.
ANNOUNCES PLANNED RIGHTS OFFERING

 ST. JAMES, NY – March 10, 2015 – Gyrodyne Company of America, Inc. (NASDAQ: GYRO), a self-managed and self-administered real estate investment trust (“Gyrodyne” or the "Company"), today announced filing a registration statement on Form S-1 with the Securities and Exchange Commission (the “SEC”) on Friday, March 6, 2015, for a rights offering to Gyrodyne’s existing shareholders.  Gyrodyne plans to make the rights offering through the distribution of non-transferable subscription rights to purchase shares of Gyrodyne’s common stock at a subscription price to be determined and subject to certain aggregate ownership limitations.  Assuming it is fully subscribed, Gyrodyne currently expects to receive gross proceeds of approximately $5,560,000 from the rights offering.

Gyrodyne is planning to commence the rights offering to facilitate the vote of two-thirds of the outstanding shares needed under New York law to approve the previously-announced proposed merger of Gyrodyne and Gyrodyne Special Distribution, LLC with and into Gyrodyne, LLC, as well as raise equity capital in a timely and cost-effective manner while providing all of Gyrodyne’s shareholders the opportunity to participate.

The proposed rights offering will also include an over-subscription privilege, which will entitle each rights holder that exercises all of its basic subscription privilege in full, the right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among persons exercising this over-subscription right.

A registration statement relating to these securities has been filed with the SEC but has not yet become effective. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The rights will be issued to all shareholders as of a record date which has yet to be determined. The subscription price and number of rights needed in order to purchase one share of the Company’s stock also has yet to be determined. Gyrodyne will provide notice of the record date and subscription price in the future at such time as they are determined. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Frederick C. Braun III, President of the Company, stated: “We believe the rights offering is the appropriate next step toward facilitating the vote necessary to accomplish the merger. In addition, the capital raised via the rights offering will result in a fortified balance sheet and a clearer path to timely and efficiently maximizing the remaining distributions.”

About Gyrodyne Company of America, Inc.

Gyrodyne, a real estate investment trust, manages a diversified portfolio of real estate properties comprising office, industrial and service-oriented properties primarily in the New York metropolitan area. Gyrodyne owns a 68 acre site approximately 50 miles east of New York City on the north shore of Long Island, which includes industrial and office buildings and undeveloped property which is the subject of development plans. Gyrodyne also owns medical office buildings in Port Jefferson Station, New York, Cortlandt Manor, New York and Fairfax, Virginia. Gyrodyne is also a limited partner in Callery Judge Grove, L.P., the only assets of which consist of potential future payments upon the achievement of certain development benchmarks by the purchaser in the 2013 sale by the partnership of an undeveloped 3,700 plus acre property in Palm Beach County, Florida. The Company's common stock is traded on the NASDAQ Stock Market under the symbol GYRO. Additional information about Gyrodyne may be found on its web site at www.gyrodyne.com.

Forward-Looking Statement Safe Harbor

The statements made in this press release that are not historical facts constitute "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as "may," "will," "anticipates," "expects," "projects," "estimates," "believes," "seeks," "could," "should," or "continue," the negative thereof, other variations or comparable terminology as well as statements regarding the evaluation of strategic alternatives. Important factors, including certain risks and uncertainties, with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward-looking statements include, but are not limited to, risks and uncertainties relating to the process of exploring strategic alternatives, risks associated with the Company's ability to implement the tax liquidation, plan of liquidation or the plan of merger, the risk that the proceeds from the sale of the Company's assets may be substantially below the Company's estimates, the risk that the proceeds from the sale of our assets may not be sufficient to satisfy the Company's obligations to its current and future creditors, the risk of shareholder litigation against the tax litigation, the plan of liquidation or the plan of merger and other unforeseeable expenses related to the proposed liquidation, the tax treatment of condemnation proceeds, the effect of economic and business conditions, including risks inherent in the real estate markets of Suffolk and Westchester Counties in New York, Palm Beach County in Florida and Fairfax County in Virginia, risks and uncertainties relating to developing the Company's undeveloped property in St. James, New York and other risks detailed from time to time in the Company's SEC reports.

Important Information for Investors and Shareholders

This communication does not constitute a solicitation of any vote or approval. The implementing transaction related to the plan of liquidation will be submitted to the Company's shareholders for their consideration. In connection with the proposed transaction, the Company will file a proxy statement with the SEC. THE COMPANY'S SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND RELATED DOCUMENTS CAREFULLY (WHEN THEY BECOME AVAILABLE) AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The proxy statement and other documents containing other important information about the Company filed or furnished to the SEC (when they become available) may be read and copied at the SEC's public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Rooms may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website, www.sec.gov, from which any electronic filings made by the Company may be obtained without charge. In addition, investors and shareholders may obtain copies of the documents filed with or furnished to the SEC upon oral or written request without charge. Requests may be made in writing by regular mail by contacting the Company at the following address: One Flowerfield, Suite 24, St. James, NY 11780, Attention: Investor Relations. The proxy statement also will be available on the Company's web site located at www.gyrodyne.com.

The Company and its directors, executive officers and employees and other persons may be deemed to be participants in the solicitation of proxies in respect of the transaction. Information regarding the Company's directors and executive officers and their ownership of the Company's common stock is available in the Company's proxy statement for its 2013 meeting of stockholders, as filed with the SEC on Schedule 14A on November 27, 2013. Other information regarding the interests of such individuals as well as information regarding the Company's directors and officers will be available in the proxy statement when it becomes available. These documents can be obtained free of charge from the sources indicated above.